Exhibit 99.1
Financial Statements
Regulus Therapeutics LLC
Year Ended December 31, 2008 and the Period from
September 6, 2007 (inception) to December 31, 2007
With Report of Independent Auditors

Regulus Therapeutics LLC
Financial Statements
Year Ended December 31, 2008 and the Period from
September 6, 2007 (inception) to December 31, 2007

Report of Independent Auditors
Board of Directors
Regulus Therapeutics LLC
We have audited the accompanying balance sheets of Regulus Therapeutics LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2008 and for the period from September 6, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regulus Therapeutics LLC at December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008 and for the period from September 6, 2007 (inception) to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California
February 23, 2009

Regulus Therapeutics LLC
Balance Sheets

	December 31,
	2008	2007

Assets
Current assets:
Cash	$22,410,522	$10,137,541
Contracts receivable	60,253	125,855
Prepaid expenses	126,070	10,648

Total current assets	22,596,845	10,274,044

Fixed assets, net	743,318	—
Patents, net	314,954	172,260
Licenses, net	23,125	—

Total assets	$23,678,242	$10,446,304

Liabilities and members’ equity
Current liabilities:
Accounts payable	$600,734	$—
Payables to members	2,060,177	1,149,822
Accrued payroll	474,726	—
Accrued expenses	136,623	6,294
Current portion of deferred revenue	2,857,098	—

Total current liabilities	6,129,358	1,156,116

Non-current liabilities:
Deferred revenue	10,625,000	—
Convertible note payable	5,179,247	—

Total liabilities	21,933,605	1,156,116

Members’ equity:
Members’ equity	12,690,491	10,573,907
Accumulated deficit	(10,945,854)	(1,283,719)

Total members’ equity	1,744,637	9,290,188

Total liabilities and members’ equity	$23,678,242	$10,446,304

See accompanying notes.

Regulus Therapeutics LLC
Statements of Operations

		Period from
		September 6, 2007
	Year Ended December	(inception) to
	31, 2008	December 31, 2007

Revenues:
Research and development revenue under collaborative arrangements	$1,875,000	$—
Grant revenue	236,290	119,562

Total revenues	2,111,290	119,562

Expenses:
Research and development	9,158,945	1,314,945
General and administrative	2,870,157	226,041

Total operating expenses	12,029,102	1,540,986

Loss from operations	(9,917,812)	(1,421,424)

Other income (expense):
Interest income	434,924	137,705
Interest expense	(179,247)	—

Total other income	255,677	137,705

Net loss	$(9,662,135)	$(1,283,719)

See accompanying notes.

Regulus Therapeutics LLC
Statements of Members’ Equity

	Members’	Accumulated
	Equity	Deficit	Total

Cash investment in limited liability company at September 6, 2007 (inception)	$10,000,000	$—	$10,000,000
Patents exclusively licensed to Regulus from Isis Pharmaceuticals, Inc. at September 6, 2007 (inception)	161,629	—	161,629
Noncash compensation expense related to stock options issued by Isis Pharmaceuticals, Inc.	91,975	—	91,975
Noncash compensation expense related to stock options issued by Alnylam Pharmaceuticals, Inc.	320,303	—	320,303
Net loss and comprehensive loss	—	(1,283,719)	(1,283,719)

Balance at December 31, 2007	10,573,907	(1,283,719)	9,290,188
Capital contribution by Alnylam Pharmaceuticals, Inc.	100,000	—	100,000
Noncash compensation expense related to stock options issued by Isis Pharmaceuticals, Inc.	490,442	—	490,442
Noncash compensation expense related to stock options issued by Alnylam Pharmaceuticals, Inc.	1,526,142	—	1,526,142
Net loss and comprehensive loss	—	(9,662,135)	(9,662,135)

Balance at December 31, 2008	$12,690,491	$(10,945,854)	$1,744,637

See accompanying notes.

Regulus Therapeutics LLC
Statements of Cash Flows

		Period from
		September 6, 2007
	Year Ended	(inception) to
	December 31, 2008	December 31, 2007

Operating activities
Net loss	$(9,662,135)	$(1,283,719)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	15,905	—
Compensation related to stock options	2,016,584	412,278
Change in operating assets and liabilities:
Contracts receivable	65,602	(125,855)
Prepaid expenses	(115,422)	(10,648)
Accounts payables	600,734	—
Payables to members	893,741	1,139,191
Accrued payroll	474,726	—
Accrued expenses	281,596	6,294
Deferred revenue	13,482,098	—

Net cash provided by operating activities	8,053,429	137,541

Investing activities
Purchase of fixed assets	(755,534)	—
Patent expenditures	(99,914)	—
Acquisition of licenses	(25,000)	—

Net cash used in investing activities	(880,448)	—

Financing activities
Capital contribution	100,000	10,000,000
Proceeds from issuance of note payable	5,000,000	—

Net cash provided by financing activities	5,100,000	10,000,000

Net increase in cash and cash equivalents	12,272,981	10,137,541
Cash at beginning of period	10,137,541	—

Cash at end of period	$22,410,522	$10,137,541

Supplemental disclosures of noncash investing and financing activities
Patents exclusively licensed to Regulus from Isis Pharmaceuticals, Inc.	$—	$161,629

Amounts accrued in payables to members for patent expenditures	$(16,614)	$(10,631)

Amounts accrued in accrued expenses for patent expenditures	$(27,000)	$—

See accompanying notes.

Regulus Therapeutics LLC
Notes to Financial Statements
December 31, 2008
1. Organization and Basis of Presentation
Regulus Therapeutics LLC (the “Company”) was organized and began operations as a Delaware Limited Liability Company on September 6, 2007 (“inception”). On January 2, 2009, the Company reorganized as Regulus Therapeutics Inc., a Delaware C Corporation.
The Company is a jointly owned biopharmaceutical company created to discover, develop and commercialize microRNA-based therapeutics that Isis Pharmaceuticals, Inc. (“Isis”), a pioneer in oligonucleotide drug technologies and a leader in the field of antisense therapeutics, and Alnylam Pharmaceuticals, Inc. (“Alnylam”), a leader in the field of RNAi therapeutics, formed. The Company intends to address therapeutic opportunities that arise from abnormal expression or mutations in microRNAs. Since microRNAs regulate the expression of broad networks of genes and biological pathways, microRNA-based therapeutics define a new strategy to target multiple points on disease pathways.
At inception, Isis and Alnylam granted the Company exclusive licenses to their intellectual property for microRNA therapeutic applications, as well as certain early fundamental patents in the microRNA field including the “Tuschl III” patent. Alnylam made an initial investment of $10 million in cash to balance venture ownership; thereafter, Isis and Alnylam share funding of Regulus.
During 2008, the Company commenced its planned principal operations and as a result exited the development stage.
2. Significant Accounting Policies
Revenue Recognition
The Company follows the provisions as set forth by Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements, SAB 104, Revenue Recognition, and Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The Company recognizes revenue when it satisfies all of its contractual obligations and reasonably believes it can collect the outstanding receivable.

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
As more fully described in Note 4—Collaborative Arrangement, in 2008 the Company entered into a collaboration agreement with GlaxoSmithKline (“GSK”). As part of the GSK collaboration, the Company received a $15 million non-refundable upfront payment. The Company recognizes revenue related to non-refundable upfront payments ratably over its period of performance relating to the term of the contractual arrangements.
The GSK collaboration also includes contractual milestones. When the Company achieves these milestones, it is entitled to payment, as defined by the underlying agreements. The Company generally recognizes revenue related to milestone payments upon completion of the milestone’s substantive performance requirement, as long as the Company is reasonably assured of collecting the receivable and it has no future performance obligations related to achievement of the milestone. To date, the Company has not achieved any milestones under the GSK collaboration. Therefore, it has not recognized any revenue associated with milestone payments.
The Company received a Small Business Innovation Research grant from the National Institute of Allergy and Infectious Diseases, a part of the National Institutes of Health, which is funding further research for the miR-122 program. The Company recognizes revenue as it performs the research and development activities called for in the grant.
Research and Development
The Company expenses research and development costs as incurred. In certain circumstances, the Company makes nonrefundable advance payments to purchase goods and services for future use in research and development activities pursuant to executory contractual arrangements. In those instances, in accordance with Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities, the Company defers and recognizes an expense in the period that it receives the goods or services.
Comprehensive Loss
To date, there are no items of other comprehensive loss other than net loss.

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts.
Cash
Cash consists of deposits at the Company’s bank and there are no restrictions on withdrawal or use of the funds.
Fixed Assets
Fixed assets included on the Company’s balance sheet at December 31, 2008, consists of laboratory equipment at a cost of $756,514, less accumulated depreciation of $13,196. The Company depreciates lab equipment on a straight-line method over an estimated five year useful life. Depreciation expense was $13,196 for the year ended December 31, 2008.
Licenses
The Company obtains licenses from third parties and capitalizes the costs related to exclusive licenses. The Company amortizes licenses over an estimated useful life of ten years. Accumulated amortization related to licenses was $1,875 at December 31, 2008. Amortization expense was $1,875 for the year ended December 31, 2008. Estimated amortization expense is $2,500 for each of the years ending December 31, 2009, 2010, 2011, 2012, and 2013.
Patents
The Company recorded the patents it received from Isis and Alnylam under the provisions set forth in SAB 48, Valuation of Assets Acquired from Promoters and Shareholders, which requires that the patents contributed are recorded on the Company’s financial statements on a carryover basis from the contributor’s financial statements. Isis contributed patents that had a carryover basis of $161,629.

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
The Company capitalizes additional costs which consist principally of outside legal costs and filing fees related to obtaining patents. The Company reviews its capitalized patent costs periodically to determine that they include costs for patent applications that have future value. The Company evaluates costs related to patents that it is not actively pursuing and writes off any of these costs, if appropriate. The Company amortizes patent costs over their estimated useful lives of ten years, beginning with the date the patents are issued. Accumulated amortization related to patents was $834 at December 31, 2008. The weighted-average remaining life of issued patents was 8.7 years at December 31, 2008. Amortization expense was $834 for the year ended December 31, 2008. Estimated amortization expense is $834 for each of the years ending December 31, 2009, 2010, 2011, 2012, and 2013.
Long-Lived Assets
The Company assesses the value of its long-lived assets, which include fixed assets, patents and licenses acquired from third parties, under the provisions set forth by Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company evaluates its long-lived assets for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The Company has not recorded any write-downs of its long-lived assets to their estimated net realizable values.
Income Taxes
The statements of operations contains no provision for income taxes since the income or loss of the Company flows through to Isis and Alnylam, who are responsible for including their shares of the taxable results of operations in their respective tax returns.
Stock-Based Compensation
The Company values stock compensation cost for Isis stock options granted to the Company’s Board of Directors in accordance with SFAS 123R, Share-Based Payment. The Company recognizes stock compensation expense using the accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), an entity recognizes compensation expense over the requisite service period for each separately vesting tranche of the award as though the award were in substance multiple awards, resulting in front-

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
loading the expense over the vesting period. The Company uses the Black-Scholes model to estimate the fair value of the Isis stock options granted on behalf of the Company to members of the Company’s Board of Directors in 2008 and 2007.
The Company records stock compensation expense for Isis and Alnylam stock options granted to the Company’s Scientific Advisory Board and stock compensation expense for Alnylam stock options granted to the Company’s Board of Directors in accordance with EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and it recognizes the expense over the service period. The Company uses the Black-Scholes model to estimate the fair value of the Isis and Alnylam stock options granted on behalf of the Company to members of the Company’s Scientific Advisory Board.
The Company records stock compensation expense incurred by Isis and Alnylam on its behalf and a corresponding increase to members’ equity. The following table summarizes stock compensation incurred by Isis and Alnylam on the Company’s behalf:

		Period from
		September 6,
		2007
	Year Ended	(inception) to
	December 31,	December 31,
	2008	2007

Stock compensation associated with Isis stock options	$490,442	$91,975
Stock compensation associated with Alnylam stock options	1,526,142	320,303

Stock compensation incurred by Isis and Alnylam on the Company’s behalf	$2,016,584	$412,278

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
The following table summarizes the allocation of stock compensation expense:

		Period from
		September 6,
		2007
	Year Ended	(inception) to
	December 31,	December 31,
	2008	2007

Research and development	$1,059,506	$237,238
General and administrative	957,078	175,040

Noncash stock compensation included in operating expenses	$2,016,584	$412,278

During the year ended December 31, 2008 and the period from September 6, 2007 (inception) to December 31, 2007, the Company did not issue stock options to purchase its equity.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.
Risks and Uncertainties
The Company is subject to various risks common to companies within the pharmaceutical and biotechnology industries. These include, but are not limited to, development by competitors of new technological innovations; dependence on key personnel and outside relationships; risks inherent in the research and development of pharmaceutical and biotechnology products; protection of proprietary technology; estimation by the Company of the size and characteristics of the market for the Company’s products; acceptance of the Company’s products by the country’s regulatory agencies in which the Company may choose to sell its products, as well as acceptance by customers; health care cost containment initiatives; and product liability and compliance with government regulations and agencies, including the U.S. Food and Drug Administration (“FDA”). None of these risks resulted in an adjustment to the financial statements as of December 31, 2008 and 2007.

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
3. Related Party Transactions
The Company entered into several agreements with related parties in the ordinary course of business to license intellectual property and to procure administrative and research and development support services.
(a)	License and Collaboration Agreement

On September 6, 2007, the Company entered into a License and Collaboration agreement with Isis and Alnylam. Under the License and Collaboration agreement, both Isis and Alnylam granted the Company the exclusive right to use technology, know-how, patents and other intellectual property rights related to the design, development, and manufacture of microRNA therapeutic applications. The licenses granted to the Company are royalty bearing and sub licensable. Alnylam and Isis retain rights to develop and commercialize on pre-negotiated terms microRNA therapeutic products that the Company decides not to develop either itself or with a partner. In January 2009, the parties amended the License and Collaboration agreement to reflect the Company’s conversion into a C Corporation (see Note 6—Subsequent Events).

(b)	Limited Liability Company Agreement of Regulus Therapeutics LLC

On September 6, 2007, the Company entered into a Limited Liability Company Agreement (the “LLC Agreement”) with Isis and Alnylam. The LLC Agreement established the Company’s main business focus as the discovery, development, manufacture and commercialization of microRNA therapeutics.

The LLC Agreement also established the Company’s Managing Board of Directors, which consists of up to seven directors. Alnylam and Isis each have the right to designate up to three directors. At least two of the seven directors need to be independent directors and the seventh director is the Company’s President. The independent directors received cash compensation and Isis and Alnylam stock options for service on the Managing Board of Directors.

Additionally, the LLC Agreement established the Company’s Scientific Advisory Board. The Scientific Advisory Board advises the Company as to research goals and plans, and to review and interpret research data. As compensation for serving on the Scientific Advisory Board, members receive cash and annual grants of Isis and Alnylam stock. In January 2009, the LLC

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
3.	Related Party Transactions (continued)

Agreement expired in connection with the Company’s conversion to a C Corporation (see Note 6—Subsequent Events). Beginning in January 2009, members of the Scientific Advisory Board will receive annual grants of the Company’s stock.

(c)	Services Agreement

On September 6, 2007, the Company entered into a Services Agreement with Isis and Alnylam. Under the Services Agreement, Isis and Alnylam will provide the Company certain research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services, as specifically contemplated by the Operating Plan. As compensation for the services provided during 2007 and 2008, the Company paid Isis and Alnylam an annual rate of $350,000 for each full-time equivalent (the “FTE rate”) plus out-of-pocket expenses. The Company did not reimburse Isis or Alnylam for internal general and administrative costs supporting the employees performing the services, as the FTE rate already includes these costs.

As part of the Company’s conversion to a C Corporation (see Note 6—Subsequent Events), the Company, Isis and Alnylam amended and restated the Services Agreement. If requested by the Company, Alnylam will still provide services to the Company at the annual FTE rate. In addition, Isis will continue to provide specific research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services, in accordance with an operating plan agreed upon by the Company, Isis and Alnylam. Isis will charge the Company its prorated share of Isis’ costs to provide such services.

The following table summarizes the amounts included in the Company’s balance sheets, which resulted from the Services Agreement among Isis, Alnylam and the Company:

	December 31,
	2008	2007

Payable to Isis	$1,953,914	$1,028,226
Payable to Alnylam	106,263	121,596

	$2,060,177	$1,149,822

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
3.	Related Party Transactions (continued)

The following table summarizes the amounts included in the Company’s operating expenses, which resulted from the Company’s activities with Isis:

		Period from
		September 6,
		2007
	Year Ended	(inception) to
	December 31,	December 31,
	2008	2007

Services performed by Isis	$5,260,736	$665,770
Out-of-pocket expenses paid by Isis	830,630	341,178
Noncash stock compensation for Isis stock options	490,442	91,975

	$6,581,808	$1,098,923

The following table summarizes the amounts included in the Company’s operating expenses, which resulted from the Company’s transactions with Alnylam:

		Period from
		September 6,
		2007
	Year Ended	(inception) to
	December 31,	December 31,
	2008	2007

Services performed by Alnylam	$396,958	$113,596
Out-of-pocket expenses paid by Alnylam	81,222	8,000
Noncash stock compensation for Alnylam stock options	1,526,142	320,303

	$2,004,322	$441,899

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
4. Collaborative Arrangement
In April 2008, the Company entered into a strategic alliance with GSK to discover, develop and market novel microRNA-targeted therapeutics to treat inflammatory diseases such as rheumatoid arthritis and inflammatory bowel disease. The alliance utilizes the Company’s expertise and intellectual property position in the discovery and development of microRNA-targeted therapeutics and provides GSK with an option to license drug candidates directed at four different microRNA targets with relevance in inflammatory disease. The Company will be responsible for the discovery and development of the microRNA antagonists through completion of clinical proof of concept, unless GSK chooses to exercise its option earlier. After exercise of the option, GSK will have an exclusive license to develop drugs under each program by the Company for the relevant microRNA target for further development and commercialization on a worldwide basis. The Company will have the right to further develop and commercialize any microRNA therapeutics, which GSK chooses not to develop or commercialize.
The Company received $20 million in upfront payments from GSK, including a $15 million option fee and a $5 million note. The Company is amortizing the $15 million option fee into revenue over the Company’s six year period of performance.
5. Convertible Note Payable
The principal amount of the GSK note plus interest will convert into the Company’s common stock in the future if it achieves a minimum level of financing with institutional investors. In addition, Isis and Alnylam are guarantors of the note, and if the note does not convert or is not repaid in cash after three years, Isis, Alnylam and the Company may elect to repay the note plus interest with shares of each company’s common stock.
6. Subsequent Events
On January 2, 2009, the Company reorganized as a C Corporation. In connection with the reorganization, and in exchange for their respective ownership percentages, Isis and Alnylam received 7,599,000 shares and 7,301,000 shares, respectively, of the Company’s Series A Preferred Stock.
As part of the conversion to a C Corporation, the Company, Isis and Alnylam amended the Corporate Services Agreement and entered into an Investor Rights Agreement. The amended Corporate Services Agreement specifies specific services that Isis and Alnylam will provide to the Company.

Regulus Therapeutics LLC
Notes to Financial Statements (continued)
6. Subsequent Events (continued)
The terms of the Series A Preferred Stock and the Investor Rights Agreement provide Isis and Alnylam specific rights and privileges, including the right to:
•	receive preferential distributions upon a sale or liquidation of the Company;

•	separately approve transactions that materially affect the Company;

•	each appoint up to two members of the board of directors; and

•	approve the Company’s operating plan.